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                                                                    EXHIBIT 99.1


PRESS RELEASE

                        CATALINA LIGHTING, INC. ANNOUNCES
              U.S. COURT OF APPEALS DECISION ON PENDING LITIGATION

MIAMI, July 1 / PRNewswire-FirstCall/ - Catalina Lighting, Inc. (NASDAQ: CALA), a leading international designer, manufacturer and distributor of lighting products for residential and office environments, today announced the decision of the U.S. Court of Appeals for the Federal Circuit on June 28, 2002, regarding its appeal of a patent infringement judgment.

On September 15, 1999, the Company filed a complaint entitled Catalina Lighting, Inc. v. Lamps Plus, Civil Action 99-7200, in the U.S. District Court of the Southern District of Florida. In the complaint, the Company requested declaratory relief regarding claims of trade dress and patent infringement made by Lamps Plus against a major customer of the Company. Lamps Plus filed an Answer and Counterclaim against the Company and its customer on October 6, 1999, alleging patent infringement and trade dress. The trade dress claim was dismissed with prejudice before trial in March 2001. In April 2001, a jury returned a verdict finding liability against the Company on the patent infringement claim, and in June 2001 the Court entered a judgment of approximately $1.6 million for damages and interest thereon. The Company appealed the judgment entered by the Court and posted a surety bond in the amount of $1.8 million for the appeal (for which the Company posted $1.5 million in cash collateral). In March 2002, the U.S. Court of Appeals for the Federal Circuit heard oral arguments regarding the case. In a decision published on June 28, 2002, the Court affirmed the finding of liability against the Company, but reduced the lower court's award of damages from approximately $1.6 million to approximately $0.9 million.

Eric Bescoby, the Company's CEO, commented, "We felt the Company had a strong case that there was no patent infringement, and are disappointed with that aspect of the ruling. On the other hand, we are pleased that the Court reduced the level of damages assessed against us."

Based upon the opinion of its trial counsel, the Company had not previously recorded a provision for the judgment, but will now record a provision in the quarter ended June 30, 2002, for approximately $1.0 million, which includes estimated expenses.

This press release includes statements that constitute "forward-looking" statements, including, without limitation, that the Company will record a provision for the judgment and for estimated expenses. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the actual expenses incurred in this matter exceeding the provision, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.